UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2016

Brandywine Realty Trust

Brandywine Operating Partnership, L.P.

(Exact name of registrant as specified in charter)

Maryland (Brandywine Realty Trust)	001-9106	23-2413352

Delaware	000-24407	23-2862640
(Brandywine Operating Partnership, L.P.)	(Commission file number)	(I.R.S. Employer Identification Number)
(State or Other Jurisdiction of Incorporation or Organization)

555 East Lancaster Avenue, Suite 100

Radnor, PA 19087

(Address of principal executive offices)

(610) 325-5600

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Brandywine Realty Trust (the "Parent Company") is the sole general partner of Brandywine Operating Partnership, L.P. (the "Operating Partnership") and owns its assets and conducts its operations through the Operating Partnership and subsidiaries of the Operating Partnership.  The Parent Company, the Operating Partnership and their consolidated subsidiaries are collectively referred to in this report as the “Company.”

30th Street Main Post Office Sale

On February 5, 2016, the Company completed the disposition of its equity interests in the office property located at 2970 Market Street in Philadelphia, Pennsylvania commonly known as 30th Street Main Post Office (“Cira Square”), for a gross sales price of $354.0 million.  Cira Square, which contains 862,692 net rentable square feet of office space and is fully leased to a single tenant, was encumbered by mortgage indebtedness at December 31, 2015. The Company recorded a gain on disposition of $113.4 million and intends to use the net proceeds, totaling $350.3 million, to reduce debt, fund current development commitments and for general corporate purposes.

On January 14, 2016, the Company funded $221.4 million, consisting of $176.8 million of principal repayment, $44.5 million in prepayment charges and $0.1 million of accrued interest, in repayment of the mortgage indebtedness of Cira Square, ahead of its scheduled maturity date of September 10, 2030. The Company recognized a loss on extinguishment of debt in the amount of $55.3 million which is comprised of a cash prepayment penalty of $44.5 million and a non-cash charge for deferred financing costs of $10.8 million. The repayment was financed with funds available under the Company’s unsecured revolving credit facility.

The transaction agreements provide for the purchaser to engage our management company subsidiary to provide customary property management services for the property with an annual management fee (exclusive of expense reimbursement) not to exceed 1.5% of annual gross revenues of the property. Our agreement is for a ten-year term, subject to early termination by the purchaser in the event that we fail to fulfill our obligations at any time during the term of the agreement or upon sale by the purchaser of the property. If the purchaser terminates the agreement within seven years of the management agreement commencement date the Company shall be entitled to a termination fee in an amount equal to the management fee that would have been paid to us for the remainder of the seven-year term had such termination not occurred.

Och Ziff Sale

On February 4, 2016, the Company received $353.4 million in cash proceeds from a series of related transactions with affiliates of Och Ziff Capital Management Group LLC (“Och Ziff”) that resulted in the disposition of 58 properties that contain an aggregate of 3,924,783 square feet.  The properties are located in the Pennsylvania Suburbs, New Jersey/Delaware, Metropolitan Washington, D.C. and Richmond, Virginia segments. The transactions involved: (i) the sale to MAP Fee Owner LLC, an affiliate of Och-Ziff (the “O-Z Land Purchaser”), 100% of the Company’s fee interests in the land parcels (the “Land Parcels”) underlying the office properties, together with rights to be the lessor under long-term ground leases (the “Ground Leases”) covering the Land Parcels; (ii) the Company’s formation of a joint venture (the “Venture”) with MAP Ground Lease Owner LLC, an affiliate of Och-Ziff (the “O-Z Venture Partner”), and the Company’s sale to the Venture of the office buildings and related improvements (the “Buildings”) situated on the Land Parcels; and (iii) the retention of a non-controlling equity interest in the Venture. The Company

The transaction agreements provide for the Venture to engage a subsidiary of the Company to provide customary property management services in an amount equal to 2.5% of gross rental receipts. The initial term is through December 31, 2016 and is renewed automatically each year unless terminated.  The Company may be terminated without cause, subject to a ninety day notification.

The Company intends to use the net cash proceeds that it received in the transaction for general corporate purposes, including to reduce its outstanding debt and fund current development commitments.

Item 9.01 Financial Statements and Exhibits.

(a) Pro Forma Financial Information

The unaudited pro forma consolidated balance sheets of each of Brandywine Realty Trust and Brandywine Operating Partnership, L.P. as of September 30, 2015 and unaudited pro forma consolidated statements of operations of each of Brandywine Realty Trust and Brandywine Operating Partnership, L.P. for the nine months ended September 30, 2015 and for the year ended December 31, 2014, including notes thereto, are filed as Exhibit 99.1 hereto and incorporated herein by reference.

(b) Exhibit 99.1 Description

Exhibit 99.1 Unaudited pro forma consolidated balance sheets of each of Brandywine Realty Trust and Brandywine Operating Partnership, L.P. as of September 30, 2015 and the unaudited pro forma consolidated statements of operations of each of Brandywine Realty Trust and Brandywine Operating Partnership L.P., for the nine months ended September 30, 2015 and for the year ended December 31, 2015, including notes thereto.

(c) Exhibit 99.2 Properties List

Exhibit 99.2 Properties List of the individual properties included in the Och Ziff transaction and subject to this Form 8-K.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

By:	/s/ Thomas E. Wirth
Thomas E. Wirth
Executive Vice President and Chief Financial Officer

Brandywine Operating Partnership L.P.,

By:	Brandywine Realty Trust, its sole General Partner

By:	/s/ Thomas E. Wirth
Thomas E. Wirth
Executive Vice President and Chief Financial Officer

Date:  February 10, 2016

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